Exhibit 99.2

CORPORATE PARTICIPANTS

Dave Hofstatter

CallWave Inc. - President and CEO

Jason Spievak

CallWave Inc. – CFO

Todd Friedman

The BlueShirt Group

CONFERENCE CALL PARTICIPANTS

Frank Marsala

First Albany Bank - Analyst

Mike Walkley

Piper Jaffray - Analyst

Brian Thackery

Deutsche Bank - Analyst

Aaron Edleheight

Saber Value Management - Analyst

Vick Romramikirchn

Core Fund Management - Analyst

PRESENTATION

Operator

Good afternoon ladies and gentlemen and welcome to the CallWave third quarter 2005 results conference call.

[OPERATOR INSTRUCTIONS]

Would now like to turn the conference over to Mr. Todd Friedman from The Blueshirt Group. Please go ahead sir.

Todd Friedman - The Blueshirt Group

Thanks Operator. Good afternoon and thank you all for joining us today. With us on the call today are Dave Hofstatter, President and CEO and Jason Spievak, CFO of CallWave.

Before we begin I’ll read a short Safe Harbor statement. Let me remind you that during this conference call management may make forward-looking statements within the meanings of the Private Securities Litigation Reform Act of 1995. Such statements are subject to known and unknown risks uncertainties and other factors that may cause the company’s actual results to be materially different from historical results or any results expressed or implied during this call.

The potential risk and uncertainty that could cause the actual growth and results to differ materially include but are not limited to our limited operating history, potential competition from network service providers, our ability to attract and retain subscribers, limited barriers to entry, our reliance upon third parties, potential system failures, potential litigation and our ability to enforce our intellectual property rights.

Information in this conference call related to projections or other forward-looking statements is based on current expectations and we expressly disclaim any responsibility to update forward-looking statements should circumstances change. And with that I would turn the call over to Dave Hofstatter. Go ahead Dave.

Dave Hofstatter - CallWave Inc. - President and CEO

Thanks Todd. Welcome everyone and thanks for joining us. Revenue for the quarter was 11.2 million, and net income was 2.3 million, or $0.11 per diluted share, which includes $0.02 of tax benefit.

EPS is at the high end of the range we gave on March 4. Revenue is slightly below the revised range primarily due to a new program selling prepaid phones packaged with the CallWave mobile service offer. Basically we shipped the phones as expected in March, but they didn’t hit the retail shelves until April. We’re now seeing traction in the retail channel and expect to recognize our first revenue from this new program in the current quarter.

On the subscriber front, we ended the third quarter with 856,000 paid subscribers and 958,000 lines under management within these paid accounts. In March, we talked about the two factors that impacted our results during this quarter: rising online media costs and delays ramping indirect partners. And with the benefit of the full quarter behind us I’d like to spend a little time today talking about those issues and how we are responding going forward.

You recall that online ad rates were counter-seasonal in February and March. Historically, rates have always dropped after the holiday season, and this year we did not see that happen. The ad market has consolidated to the point where a few companies largely control the inventory. We believe that consolidation will continue to adversely impact customer acquisition costs in our online channel.

It is not currently cost effective to increase online spending to grow subscriber counts. It is likely that in the near term paid subscriber counts on the landline business will be reduced as we cut back on this inefficient spending at the margin. Now opportunities for growth still exist in the landline business. We are today less than 2% penetrated into that market in the U.S.

Clearly one of the ways we intend to offset online pricing pressure is through development of new indirect partnerships. Some of the new partner programs that were delayed in the third quarter are now rolling out in the fourth quarter. Difficulty in predicting exactly when partners will launch these initiatives will make this transition from online to indirect a lumpy one.

Having said that, let me point out that we are confident in the wisdom of our indirect strategy. Once these partnerships get rolling they provide access to a larger and more captive target audience, albeit at a lower average revenue per user or ARPU. At this time, we continue to believe that it is prudent to remain conservative in our expectations for subscriber and revenue contribution from these indirect initiatives until we see traction in the market.

With that as a backdrop, let’s talk about our overall strategy and where the business goes from here. We’ve said before that, on a standalone basis, our landline business delivers healthy operating margins. Our continuing investment in the mobile business is in no way an abandonment of the landline business. To the contrary, new mobile features and services can add value to the landline customer base to extend their customer life and increase revenue per user.

As people shift toward publishing and using their mobile phone number as their everyday number, we provide a service that allows customers to seamlessly roam between their newer mobile phone and their older landline. CallWave is the early leader in this emerging network independent voice application market. We’ve been enhancing landline calls and lots of them. Over four billion landline calls have routed through our proprietary platform to reach our customers on their mobile phone or their Internet PC.

Now let’s take a look at why these patented voice applications are so powerful for calls placed to the mobile phone. CallWave’s mobile voice applications include mobile call screening so you can listen to voicemail in real time and decide whether or not to answer a call. Mobile call transfer allows you to transfer a live cellular call to your home or office phone. We’re the market leader but admittedly it’s still early days.

There are two key aspects to getting the pole position for this market. First, you have to have the technical capabilities. I won’t go into a deep dive on our technology on this call, but we have a significant lead in product development coming off six years of investment in developing landline voice applications.

Second, you need to lock up the distribution agreements. We’ve announced the three tiered strategy to accelerate our penetration into the mobile phone market. We’ve already begun the packaging of our service offer with prepaid mobile phones for retail distribution. We also plan to co-market with mobile operators to reach their existing customers. And, finally, we plan to do private label and co-branded partnerships to allow facilities-based and virtual network operators, or MVNO’s, to enhance their offerings as a competitive differentiator.

As we’ve said in the past local number portability will help accelerate the end-user acceptance of these offerings. We expect to launch our landline LNP trials this quarter and our mobile LNP trials in the third calendar quarter. We look forward to updating you further on this after the fourth quarter.

Mobile voice is the future of our industry and we plan to aggressively invest in product and business development. We’ve just this month seen the first retail sales of prepaid phones packaged with the call with mobile service offer. And later this quarter we will begin cross selling mobile services into our landline base. It’s still too early to provide subscriber numbers or growth in mobile voice, as the numbers don’t really have enough weight or history yet to represent a trend. However, we will provide the data once we have more precision.

We know that the most important question is when do you expect growth to happen? It’s impossible to predict exactly when the mass market will reach an inflection point or growth will accelerate. We don’t expect a quick transition. Rather, we see a long gradual move that involves getting the experience of these mobile services in front of the customer in the mass market.

Our objective is to take more than our fair share of the market as mobile voice emerges.

Quickly on the legal front, you’ve all probably seen the 8-K we filed last week about the litigation with J2. They’ve been drawing this out selectively adding to the complaint every few months with patents that they’ve owned for a while. If you look at their lawsuit against another company, Venali, you’ll see the same pattern of using the legal system in this fashion. It seems to us that J2 is very focused on our lead in the mobile void market compared to the challenges they face in evolving their non-real time fax platform to support nation wide real time voice.

We and our counsel have confidence in our non-infringement of position with regard to each of the J2 patents. And so we’re not wasting any more management time or money than is necessary to bring this to a cost effective conclusion. We’re in the discovery phase with J2 so I will not be able to take any questions on the subject.

Before wrapping up my comments I’d like to talk about the competitive landscape. You should keep in mind there is a large number of companies who are focused on this fixed mobile call convergence. But there are two very different ways to target this market. On the one hand you have companies who are positioned essentially as alternatives to the current transport networks. These are companies like Vonage or Skype who are offering low cost ways to make phone calls, especially to higher cost international markets. This also describes their approach to this market by the cable operators who are looking for ways to monetize their broadband customers. Each of these approaches is decidedly unfriendly towards the existing telephone service providers.

CallWave, on the other hand, addresses the opportunity as a pure place software application provided in a manner which generates significant earnings and customer retention benefits to the existing carrier. We are indifferent to the underlying network or infrastructure which is a dramatically different value proposition to the sales and distribution channels when compared to a voice solution that requires modification or replacement of the underlying transport. We built our business model around this carrier friendly approach to the mass market. We plan to continue to apply that philosophy as we build our presence in the emerging mobile voice market.

With that, I’ll turn it over to Jason.

Jason Spievak - CallWave Inc. - CFO

Thanks Dave. As Dave mentioned, revenue for the quarter was $11.2 million up 10% over the prior year. Net income was $2.3 million dollars or $.011 per diluted share using 21.3 million fully diluted shares. Pre tax income was $1.9 million or $0.09 per share which compares to pre tax income of $3 million or $0.19 per share a year earlier.

Our earnings in the quarter included $0.02 per share in recognition of an income tax benefit. As you may be familiar, tax law requires us to recognize this additional income based upon an expectation of future profitability. I’ll provide more information on our tax provision later.

Gross margins for the third quarter were 73% up from 71% in the prior year and down from 75% in the prior quarter. As we’ve said, we expect gross margins to remain relatively constant in the 70 plus percent range in the near term as we continue to bring more indirect partners online.

ARPU during the quarter was down slightly from last quarter. It has ranged between $4.00 and $5.00 for the past several quarters and remains comfortably in that range. ARPU trends down as we grow the base of nominally priced entry level indirect customers and trend up as we either increase price on those subscribers or turn them out of the base. Depending upon the mix of these two programs in any given quarter, paid subscriber growth rates will vary. As a result we also expect that ARPU will continue to fluctuate within our historical range.

Our monthly churn of our paid subscribers in this quarter was down slightly from the 4% monthly rate we reported last quarter, but it remains approximately in that range. This decrease is due in part to the success of our churn reduction initiatives. It remains a focus of this company to continually improve customer retention and optimize the right mix of ARPU gains and subscriber growth.

Sales and marketing expenses in the third quarter were $2.7 million or 25% of revenue, compared to $2.9 million or 24% in the prior quarter. Sales and marketing were most affected by the higher online ad rates and our decision not to spend additional inefficient dollars solely to acquire a few thousand more customers in the quarter.

R&D expenses in the quarter were $1.8 million or 16% of revenue as compared to 14% in the prior quarter. Payroll taxes are always highest in the first calendar quarter and R&D is our largest department. In the short term R&D expenses will remain stable or increase slightly as a percentage of revenue as we continue to both invest in our existing landline business as well as allocate resources to the rapidly emerging mobile voice opportunity. But we do not anticipate any significant changes here.

G&A expenses in the quarter were $2.1 million or 18% of revenue as compared to 15% in the prior quarter. The increase in the quarter was primarily due to increased salaries and related expenses as we expanded the finance team to manage SEC and Sarbanes Oxley compliance and also due to incrementally higher legal expenses in the quarter plus the resolution of patent claims and also for the further development of our own patent portfolio.

We reported operating income of $1.6 million, which equates to an operating margin of 14% in the third quarter as compared to the 21% in the prior quarter. Net income for the third quarter was $2.3 million or $0.11 per diluted share, compared to 3.9 million or $0.25 per share a year ago; although diluted shares outstanding increased by 39% in that period.

Net income for the third quarter 2005 includes the tax benefit of just $0.02 per diluted share from the application of net operating losses and other carry forwards, whereas the previous year included a tax benefit of $0.06 per share. As I mentioned on the last call we expect that we’ll benefit from the use of these items going forward but we may not be able to apply these carry forwards in a manner sufficient to offset our entire tax expense in any given period.

At the end of the third quarter we have net operating loss carry forwards for federal and California income tax purposes of approximately $9 million and $19 million respectively. Weighted average shares outstanding for the third quarter for the purpose of calculating diluted EPS were 21.3 million.

We closed the third quarter with approximately $54 million in cash, cash equivalence and marketable securities. Net cash used by operating activities was $585,000, and we generated a total of $4.7 million in net operating cash in fiscal 2005 year to date. Net operating cash in the March quarter was reduced principally by three factors. Accounts receivable increased by $487,000 primarily due to a timing issue on the receipt of Telco payments in March. We decreased our deferred revenue liability by $578,000 and we invested $375,000 in ring to communications.

Accounts receivable at the end of the third quarter were $5.3 million, up from 4.8 million in the second quarter of fiscal 2005. Our deferred revenue liability at the end of the third quarter reduced to 1.6 million, down from 2.2 million in the prior quarter. I want to take a moment here to proactively address an area where I’d expect you to have a question, specifically the increase in our accounts receivable in the quarter due to the timing of the Telco payments.

There’s always a timing issue with regards to our receivables from the telephone companies. Timing of payments from them is not always consistent month over month, and the timing of the end of the quarter is arbitrary relative to receipt of payment. A good way to think about this is that it’s similar to how a company with a bi-weekly payroll occasionally has three paydays in one calendar month. In fact, we’ve already received more cash from the Telco’s by the third week in April than we did in the entire month of March.

Turning to guidance, we are reaffirming the fourth quarter guidance we provided on our conference call in March. We currently expect fourth quarter revenue to be in the range of 11.6 million to 11.8 million dollars and pretax income per fully diluted share up 10 to $0.12. So that our First Call estimates can be consistent and because it’s difficult to predict with great accuracy the quarter to quarter tax benefit or provisions, we recommend that everyone model as it is a zero tax rate until we are paying taxes.

I’ll turn it back over to Dave.

Dave Hofstatter - CallWave Inc. - President and CEO

Thanks Jason. In closing, we faced challenges this quarter from rising online ad rates and time to ramp up new partners. But we still delivered a good operating margin. Our results show that we can make significant investments in indirect channels and mobile voice services and continue to deliver profits. We remain very enthusiastic about the overall voice application services market and believe that the transport-independent approach we developed in the landline market uniquely positions CallWave to both win indirect partners and capture the emerging mobile market.

I’m confident that the early signs from this large new mobile market affirm this strategic direction.

With that, we’ll open the call for questions. Operator, please go ahead.

QUESTION AND ANSWER

Operator

Thank you, sir.

[OPERATOR INSTRUCTIONS]

And our first question comes from Frank Marsala with First Albany. Please go ahead.

Frank Marsala - First Albany Bank - Analyst

Good afternoon, guys. How you doing?

Unidentified Corporate Representative

Good Frank. How are you?

Frank Marsala - First Albany Bank - Analyst

Good. Good. First question is really on your mobile strategy now. Looking at, for example, Cingular’s results for the quarter. They’re talking about, you know, kind of a new initiative they’re going to take place for them in the prepaid area. So I agree with you that prepaid is, in fact, the way to go. I think they will not be the only ones going after that kind of a customer.

I guess my question for you guys is going to be reaching that customer as well. I mean if they’re focused on it, that’s great macro. But your strategies are to reach that customer. So far you’ve done one thing. What can we expect in terms of timing for other things that you’re going to do in that area?

Dave Hofstatter - CallWave Inc. - President and CEO

Thanks Frank. We’ve, in the third quarter, announced a deal with Parallel Communications and, in fact, shipped phones which include and are packaged with the CallWave service offer. Those are now on the retail shelves. So we’re getting early feedback from the market.

And we’ve discovered that there’s a pent-up demand for differentiation in that prepaid segment. The CallWave service in the hands of a prepaid user allows them to run out of minutes and still get their phone calls which are placed to the prepaid number. That’s a remarkable differentiator. We’re finding widespread demand amongst other distributors outside of Parallel and that demand, we believe, will also appeal to the facilities-based carriers such as Cingular as they enter the prepaid market.

Frank Marsala - First Albany Bank - Analyst

From a timing perspective, Dave, I mean are you going to do Parallel now, learn some lessons and then start to do other things? Or are you just going to start to perhaps try and hit this with some MVNO’s or people like that in the next quarter or things of that sort?

Dave Hofstatter - CallWave Inc. - President and CEO

The distributors, as illustrated by the Parallel arrangement, move very quickly. Therefore that’s been brought to market. As we announced in early April we have a three-phase strategy, and we are executing on all three phases simultaneously. Yet the lead times in these second and third phases are longer. Longest, specifically, with the facilities-based carriers.

So we are not holding back. We are aggressively partnering at both the co-marketing level with MVNO’s and the co-branding private label level with facilities carriers like Cingular. But those are longer lead time deals.

Frank Marsala - First Albany Bank - Analyst

OK. For the quarter could you guys comment on the percent of your gross adds that came through the direct channels and through the indirect channels? I would think there would be a shift towards indirect, but I’m just curious.

Dave Hofstatter - CallWave Inc. - President and CEO

You know, over the past year, Frank, we’ve seen a mix change in favor of indirect because it’s so much more cost-effective for us. We have not been disclosing the quarter to quarter swings other than to say that the contribution from indirect while lumpy is on the rise and in general is now above 10% heading towards 20% of total gross adds during the quarter.

Frank Marsala - First Albany Bank - Analyst

OK. I would have even thought it could have been even higher than that, but OK. That’s fine. From a churn perspective would you say that your churn levels, can you give me some color on the churn levels between the two segments of your base, direct and indirect as well?

Jason Spievak - CallWave Inc. - CFO

Sure, Frank, let me answer that. Our monthly churn of paid subs was down slightly in the quarter over last quarter, and that reflects the impact of some of our early churn reduction initiatives. We have yet to disclose a differential in churn between direct and indirect; and that’s mainly at the request of some of our larger partners.

Frank Marsala - First Albany Bank - Analyst

OK. Thanks guys. I appreciate it.

Operator

Thank you. And our next question comes from Mike Walkley with Piper Jaffray. Please go ahead.

Mike Walkley - Piper Jaffray - Analyst

OK. Thanks. Just to Jason a couple of items here. On the G&A, some of these legal expenses, how should we think about that line item kind of going forward? Is it kind of higher than normal this first quarter or should we think about this rate kind of going forward? And absolute spending on general administrative?

Jason Spievak - CallWave Inc. - CFO

So, Mike, that’s a good question. We are optimistic that we can bring it down over time, but from a modeling standpoint internally we’re realistic that part of being a successful public company is increased legal and dealing with some of the challenges we see like J2. We also are spending more aggressively on the development of our own patent portfolio and we recognize that compliance with 404 is going to be costly from the standpoint of audit and legal.

We have that all budgeted in forward. Frankly, I would like to say we anticipate reductions in legal but I think we’re at what is largely a steady state for the next few quarters.

Mike Walkley - Piper Jaffray - Analyst

OK. And then just another clean up thing on the balance sheet, the inventory line, is that the prepaid phones?

Dave Hofstatter - CallWave Inc. - President and CEO

That is.

Mike Walkley - Piper Jaffray - Analyst

OK. Thanks. And then just one last kind of bigger picture question. With wireless you’re seeing the market of a, you know, hopefully a big opportunity. On your core business, you know, with the higher ad rates how should we kind of think about maybe the back half of ’05 in terms of a run rate?

And when do you - I know you’re cautious on the inflection point of wireless but can you maybe give us some guidance out past the next quarter or just a way to think about it?

Dave Hofstatter - CallWave Inc. - President and CEO

Well, with the rising ad rates online, there’s a point at which we’re not willing to buy media in order to add subscribers. So we look very carefully at the marginal cost and marginal revenue at the margin when buying ads on the Internet. With those rates rising our judgment is that it’s better to deliver profitability - an extra percent or point of profitability - rather than attempt to protect the installed base, the count of the installed customer base, by spending at the margin in an expensive ad environment.

There are three things that we can do that are much more efficient to protect that installed base other than throwing money at it at the margin. The first is invest in the indirect, albeit those are taking longer than we thought. We have great experience and early success there. It will be a little bumpy. So we should see subscriber rates jump around - subscriber counts jump around a little bit - as we swing from direct media buying to indirect distribution. The second is to work on improving churn rates even further. We had a little improvement this quarter. We’ll continue to invest in churn reduction. And the third is to take advantage of the mobile investments to cross sell mobile services into the base, which tends to extend customer life and raise ARPU.

Mike Walkley - Piper Jaffray - Analyst

Thank you very much.

Dave Hofstatter - CallWave Inc. - President and CEO

You’re welcome.

Operator

Thank you. And our next question comes from Todd Raker with Deutsche Bank. Please go ahead.

Brian Thackery - Deutsche Bank - Analyst

Hi. This is Brian Thackery for Todd. On your fiscal fourth quarter guidance as you look at ARPU, you know, you’ve had the price increase kind of swivel through the base here. As the new ISP subscribers come online do you expect that to be flat sequentially? Or should that tick down as those lower price subs come online?

Jason Spievak - CallWave Inc. - CFO

Hey Brian. You’re asking specifically where do we anticipate ARPU going directionally?

Brian Thackery - Deutsche Bank - Analyst

Can it be flat sequentially, yes?

Jason Spievak - CallWave Inc. - CFO

It can certainly be flat sequentially, and it moves within a fairly narrow target range where it’s historically been for several quarters. You know, consistent with our acquisition strategy, the mix of gross adds in the March quarter shifted more toward indirect, which has a lower ARPU.

And the new gross adds are replacing older subs as they churn out. And the older subs are mostly directly acquired subs with slightly higher ARPU than the indirect subs. So as we’ve indicated here on several occasions, ARPU is going to fluctuate up and down within our target range as we balance indirect subscriber acquisition with programs designed to increase ARPU within our paid subscriber base.

We don’t anticipate significant changes one way or the other in ARPU for the near term.

Brian Thackery - Deutsche Bank - Analyst

ARPU did decline sequentially this quarter?

Dave Hofstatter - CallWave Inc. - President and CEO

Yes, slightly.

Brian Thackery - Deutsche Bank - Analyst

But within the four to five. So then ....

Dave Hofstatter - CallWave Inc. - President and CEO

... comfortably within the middle of that range. There was not significant change in ARPU the last several quarters.

Brian Thackery - Deutsche Bank - Analyst

OK. On a separate question with regards to your guidance, is there any tax benefit associated in your guidance for fourth quarter?

Jason Spievak - CallWave Inc. - CFO

There is not.

Brian Thackery - Deutsche Bank - Analyst

Was there any tax benefit embedded in your guidance that you gave on March 4?

Jason Spievak - CallWave Inc. - CFO

No. We give guidance on a pretax or an untaxed basis, essentially.

Brian Thackery - Deutsche Bank - Analyst

OK. So $0.09 is the right number to think about?

Jason Spievak - CallWave Inc. - CFO

That’s correct.

Brian Thackery - Deutsche Bank - Analyst

And then finally with regards to the mobile strategy, some of the other analysts touched on this. But of your three tiered strategy in terms of timing with the co-marketing or the MVNO partnerships, you’ve talked about wireless number portability in the past as being a catalyst for that.

Do you still see that occurring in the calendar third quarter or is this another thing as you engage in these conversations it could look to be taking longer than that?

Dave Hofstatter - CallWave Inc. - President and CEO

We absolutely expect to be in trial of our first phase of wireless LNP in the third quarter. There are two additional phases that will stretch out over time, but as we had discussed previously we have high certainty with respect to the first use of wireless LNP to improve the efficiency of customer acquisition in the third quarter.

Brian Thackery - Deutsche Bank - Analyst

So how much of an opportunity do you think the prepaid is then? Because if you look at the quarter you just reported, I mean, the operating model really changed. Operating margins came down. Cash was essentially flat excluding the investments. You know, is that the operating model we should expect until wireless begins to pick up with some of those other - the second and third part of those - that strategy really kicks in?

Dave Hofstatter - CallWave Inc. - President and CEO

We’re just now getting early data back on how large the prepaid market could be and what the economics will be in that channel. It’s really too early to tell, but I am not discounting the ability to aggressively grow the mobile VoIP market in advance of LNP. We get a lot of questions along these lines when we’re on the road and talking to investors and analysts.

It is not a placeholder strategy to be putting our numbers into a prepaid phone in advance of LNP. We will not abandon that strategy when we get to LNP. We, in fact, believe that exploiting that early market while in parallel we’re developing the LNP is very consistent with the history of the company. Because what we’re finding in that market is the new cost conscious wireless who’s highly motivated towards the value of transferring a mobile call back to their landline.

Brian Thackery - Deutsche Bank - Analyst

OK. Thank you very much.

Operator

Thank you. And our next question comes from Aaron Edelheit with Sabre Value Management. Please go ahead.

Aaron Edelheit - Sabre Value Management

Hi. I wanted to just throw out a hypothetical situation and maybe get your comment on this. If I work out that you have about $2.50 a share in cash, and then I were to assume that you were to suddenly cut all of your sales and marketing expenses to zero. All of your R&D expenses to zero. And take your entire client base and essentially run it down for cash value. I guess I would - I’m just guessing that you would get about $30 million of maybe cash and that would be another $1.50 a share.

And then if I assume your switch and your technology and your customer list and everything, that they may get another $30 million. I guess my question posed to you and I’m just curious, is that if I get a liquidation value of your company of around $5.50 to $6.00 assuming ridiculous values for your technology. I’m just wondering why does your company sell for this - why does your company sell for this valuation?

Why are you - why is your stock price reflecting such a distressed situation?

Jason Spievak - CallWave Inc. - CFO

That’s a good question Aaron. Thank you very much. I think the short answer is really two-fold. One is, as a newly public company, we struggled early on with setting guidance effectively. And I think that made investors nervous early on.

Second, and more importantly, is the reality is with CallWave you’ve essentially got two different companies here. One is a mature and largely steady stream of cash flows coming off the landline business. And the other is, frankly, a start-up in a very rapidly emerging high-focus space of mobile VoIP.

We’re a start up with 60 million in cash, a very deep engineering team, a lot of experience and strong patented technology and marketing expertise wrapped around our approach to this market. I think we can appreciate how difficult that is for folks in the investment community to initially grasp.

Operator

Thank you. And our next question comes from Vikram Ramakrishnan with Core Fund Management. Please go ahead.

Vikram Ramakrishnan - Core Fund Management - Analyst

Hi. Thanks guys.

Unidentified Corporate Representative

Hello.

Vikram Ramakrishnan - Core Fund Management - Analyst

One question about the current cash balance. What are your goals and what do you plan on doing with that cash?

Jason Spievak - CallWave Inc. - CFO

Our perspective on the cash balance, frankly, when we took the company public it was not for the purpose of raising operating capital. We had on the order of 17 to 18 million in cash and equivalents and had been cash flow positive for 12 consecutive quarters at the time of the IPO.

As David mentioned in the past, the purpose of taking the company public and going through this very difficult process has been to put ourselves on relatively level setting with some of the larger carrier partners out there that would look at a company, even with our success rate, as a private company and would have outside leverage over us in putting these distribution partnerships in place.

So, from that standpoint, the IPO has been a success in that we have certainly seen the - that level of response from the carrier partners that we are currently engaged with. In terms of use of cash we will, as we’ve mentioned in the past, look very selectively at cost-effective corporate development opportunities.

We’re not looking at bet-the-company deals. We’re looking, frankly, at again smaller very opportunistic deals that will accelerate our services to market. There is no planned use for the cash other than smart capital preservation investment at this point in time.

Vikram Ramakrishnan - Core Fund Management - Analyst

Any thoughts on share buy back at these depressed levels?

Jason Spievak - CallWave Inc. - CFO

It is certainly a subject that’s been discussed by our board, and it’s something that we continue to pay close attention to.

Vikram Ramakrishnan - Core Fund Management - Analyst

And one last question, are there a number of smaller opportunities as, you know, as far as acquisitions go? Do a number of opportunities exist? Or do you think smaller companies might be kind of rare to find?

Jason Spievak - CallWave Inc. - CFO

That’s a good question. We do see several smaller opportunities in certain sectors, and we look at corporate development not just from the standpoint of buying technology or intellectual property. But we also look at corporate development from the standpoint of acquiring additional customers that we can then increase the ARPU and the retention on over time by value adding our services on top of theirs.

There are, frankly, in certain categories we’re looking at, dozens of small to medium-sized companies nationwide that meet those criteria.

Vikram Ramakrishnan - Core Fund Management - Analyst

Got it. And, sorry, one last question. Any significant changes in capex spending going forward?

Jason Spievak - CallWave Inc. - CFO

No. Our capex remains very low. We are a software company. We anticipate that capex in calendar ‘05 will be just under a million dollars.

Operator

Thank you. Ladies and gentlemen if you have an additional question please press the star followed by the one. If you’re using speaker equipment we do ask that you please lift the handset before pressing the numbers.

The next question is a follow up question from Aaron Edelheit. Please go ahead.

Aaron Edelheit - Sabre Value Management

Will you be able, on the next conference call, to discuss a little more fully some numbers and I guess data from the prepaid wireless and from what, you know, over I guess the next three months you’re going to experience?

Is that numbers that you’re going to kind of keep close to your vest for a while?

Dave Hofstatter - CallWave Inc. - President and CEO

You know, the three areas of wireless where we’re getting data this quarter and to the extent that we believe that data is precise and has significant volume to suggest a trend, we’ll provide color on that.

Aaron, just if you’ll allow me, I’ll touch on those three areas. It is certainly in the area of the retail traction for the prepaid phone. As we mentioned, those have shipped. They hit the retail shelves this month, and they’re selling. So we’ll have two-and-a-half months of data by the end of the quarter, three by the call.

We’ll take a look at how significant and predictive those are and then decide what we can disclose. In addition, we will begin cross-selling the mobile services into the base, the installed base of 850,000 billing relationships this quarter. We’ll do the same thing there. And then, finally, with the introduction of the LNP trial in the third quarter, we will re-enter and begin to ramp up media spending online using LNP as a way to get a more efficient conversion rate in the online channel. And we’ll evaluate that and do the same.

Aaron Edelheit - Sabre Value Management

OK. Thanks.

Operator

Thank you. At this time I show no further questions. I’d like to turn the conference back over for any concluding comments.

Jason Spievak - CallWave Inc. - CFO

We want to thank you all for joining us on the call today, and we welcome questions in the future. We are available here, as well as The Blue Shirt Group is available, to handle any additional questions that you may have.

Dave Hofstatter - CallWave Inc. - President and CEO

Thank you for joining us.

Operator

Thank you. And this concludes the CallWave third quarter 2005 results conference call.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.